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                                                               EXHIBIT (A)(1)(E)

         NOTICE TO ALL ELIGIBLE OPTION HOLDERS OF EXTENSION OF DEADLINE

August 15, 2001

To All Employees with Eligible Options:

The deadline for accepting the Offer has been extended to 5:00 p.m., Eastern Time, on August 29, 2001. As a consequence of the extension of the expiration date, you may withdraw options previously elected for exchange at any time before the new deadline of 5:00 p.m., Eastern time, on Wednesday, August 29, 2001.

As of the close of business on Tuesday, August 14, 2001, options to purchase 7,422,254 shares of Wit SoundView common stock, or approximately 30% of the outstanding options granted under the Wit SoundView Stock Incentive Plan with an exercise price of $5.00 per share or more, had been elected for exchange and not withdrawn.

The amendment as filed with the U.S. Securities and Exchange Commission is available on our website.

Please call or e-mail me if you have any questions.

Sandy

Charles M. Mattingly, Esq.
Associate General Counsel
Wit SoundView Group, Inc.
826 Broadway
New York, New York 10003
Tel: 646/654-2632
Fax: 212/253-5289
e-mail: SMATTINGLY@WITSOUNDVIEW.COM